Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
MARCH 31, 2010, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED MAY 7, 2010
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 7, 2010
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2010 amounted to $12,327,000 compared with $19,959,000 for the first quarter of 2009. The 2010 figure included $168,000 of after-tax investment losses. No investment gains or losses were realized in the first quarter of 2009.
     The decrease in consolidated net income for the first quarter resulted mainly from $9.8 million of after-tax losses and expenses incurred in connection with the February 2010 Chilean earthquake and European Windstorm Xynthia, under a Wesco-Financial Insurance Company reinsurance agreement. In addition, earnings of Wesco’s CORT furniture rental and Precision Steel businesses, although improved, continue to reflect the effects of weak economic conditions.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,
	2010	2009
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting gain (loss)	$(5,243,000)	$5,049,000
Investment income	16,060,000	16,216,000
CORT furniture rental business	1,740,000	(956,000)
Precision Steel businesses	54,000	(388,000)
Other	(116,000)	38,000

Realized investment losses	(168,000)	—

Consolidated net income	$12,327,000	$19,959,000

Per share	$1.73	$2.80

     Wesco’s Form 10-Q for the quarter ended March 31, 2010 will be filed electronically with the Securities and Exchange Commission next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
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